Exhibit 10.45

JAMES R. MICHAUD	CLIFFS NATURAL RESOURCES INC.
Senior Vice President – Human Resources	200 Public Square, Suite 3300, Cleveland, OH 44114-2315
P. 216.694.5533 james.michaud@cliflsnr.com	P 216.694.5700 cliffsnaturalresouces.com

June 7, 2011

William R. Calfee

3911-3 Lander Road

Chagrin Falls, Ohio 44022

Dear Mr. Calfee:

Due to your planned retirement on July 1, 2011, the Compensation & Organization Committee of the Board of Directors has approved a consulting arrangement and special treatment of your Long-Term Incentive (LTI) and Management Performance Incentive (MPI) awards.

The specific elements Include:

•	One year consulting agreement paid at a monthly rate of $8,000.00.

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The consulting agreement would be renewable after 12 months; by agreement of both you and a designated representative of Cliffs Natural Resources Inc. (the “Company”). The parties commit to give each other at least 60 days advance written notice of intent to renew this agreement.

•	Consulting duties Include:

•	Assistance in the development of the new commercial organization.

•	Working on the Arcelor Mittal Issues, and .

•	Any other assignments that help add value to the organization.

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Your consulting duties should not prevent you from experiencing a “separation from service” for purposes of nonqualified deferred compensation plans of the Company that are subject to the requirements of Section 409A of the Internal Revenue Code (the “Code”) because we anticipate that the level of consulting services you will be asked to perform will not exceed 20 percent of the average level of services you performed during the last few years of your employment.

•	Upon signing the consulting agreement and prior to your planned retirement, the Company will make a one-time payment of $30,000 to you.

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Your outstanding LTI awards for the 2009 - 2011 and 2010 - 2012 LTI Incentive Periods will not be prorated as a result of your retirement and the amounts payable thereunder will be based on the degree of actual achievement and will be determined and paid in the normal course following the completion of each LTI cycle. You will not forfeit any portion of the Performance Shares or the Restricted Share Units (RSUs) granted to you for both cycles solely as a result of your retirement, notwithstanding Section 8.4 or 10.5 of the Amended and Restated Cliffs 2007 Incentive Equity Plan, as amended, or any other provision of that Plan or the applicable award agreements that would have required such proration or forfeiture. In effect, your Performance Shares and RSUs will be settled as though you remained employed throughout the entire incentive period and will be based on the level of the Company’s actual performance when measured against the applicable performance objectives over the entire applicable incentive period. This additional vesting will not accelerate the date of payment of such awards, and the Company will make such payments to you in a manner that complies with Section 409A of the Code.

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Your 2011 MPI Plan award will not be prorated on account of your retirement. Instead, you will be paid the 2011 MPI award as though you remained employed through the date the 2011 MPI awards are paid to other senior executives. The Organizational MPI Grant will be calculated based upon the Company’s actual performance during 2011 when measured against the twelve performance criteria listed in the March 8, 2011 MPI award letter from Joe Carrabba, The additional vesting and the waiving of the requirement that you be employed on the date of payment of the 2011 MPI award provided by this paragraph will not accelerate the date of payment of the 2011 MPI award, and the Company will make such payment to you in a manner that complies with Section 409A of the Code.

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The Company will provide you with additional payments, if necessary, equal to the amount of any additional tax or interest incurred or assessed, including an amount equal to the income tax on such additional payments, if the 2009-2011 LTI award, the 2010-2012 LTI award, the 2011 MPI award or any payments thereof do not comply with Section 409A of the Code. The Company shall make such additional payments to you by the end of the calendar year following the calendar year in which you remit the additional taxes or interest.

Bill, please sign below to indicate your acceptance of the consulting arrangement and special treatment of your LTI and MPI awards described above. A separate agreement detailing your responsibilities and those of the Company in your consulting role will be supplied as well.

Sincerely,

/s/ James R. Michaud
James R. Michaud
Senior Vice President – Human Resources

Accepted:	/s/ William R. Calfee
William R. Calfee

Date:	June 7, 2011

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is being entered into by and between Cliffs Natural Resources Inc., an Ohio corporation with its headquarters located at 200 Public Square, Suite 3300, Cleveland, OH 44114-2315 (the “Company”) and William R. Calfee, an individual with an address at 3911-3 Lander Road, Chagrin Falls, Ohio 44022 (“Consultant”).

1. Term. The term of this Agreement shall be for the period beginning on July 5, 2011, and ending on June 29, 2012, unless terminated earlier in accordance with the terms set forth below. The parties may extend the term of this Agreement if they mutually agree to do so in writing at least sixty (60) days prior to the end of the term then in effect.

2. Relationship of the Parties/Engagement of Consultant by Company. The Consultant and the Company intend to create an independent contractor relationship between them. In this regard, the Company is interested only in the results to be achieved through the services described below, and the conduct and control of the work will be determined solely by Consultant. Consultant is neither an agent nor an employee of the Company and shall not hold himself out as such.

3. Scope of Services. The Consultant agrees to advise, support and collaborate with the Company at the Company’s request on development of the new commercial organization, assistance with major customer issues, and other assignments that add value to the organization all on mutually agreeable terms (the “Services”). The Company’s requests for Services shall be made through the Executive Vice President, President – Global Commercial of the Company, and the Consultant shall submit invoices and expense reports and direct other communications through that officer. Consultant shall generally be available to provide Services at least four business days per month during the term of this Agreement. The parties hereto reasonably anticipate that the level of Services that Consultant will be asked to perform will not exceed twenty percent (20%) of the average level of services the Consultant performed for the Company during the 36-month period immediately prior to the effective date of this Agreement, and the Consultant will not be required to provide Services exceeding that level. In rendering Services under this Agreement, Consultant shall conform to high professional standards of work and business ethics. Consultant shall not use time, materials, or equipment of the Company for purposes other than providing the Services without the prior written consent of the Company. In no event shall Consultant take any action, accept any assistance or engage in any activity that would result in any entity or organization acquiring any rights of any nature in the results of work performed by or for the Company.

4. Consulting Fee. As payment for the Services, the Company shall pay the Consultant a base monthly consulting fee in the gross amount of $ 8,000.00. The fee shall not be reduced in the event that Consultant performs less than the equivalent of four business days of Services per month. The fee shall be increased at the rate of $2,000.00 per day for each day in excess of four days that Consultant performs Services during any month. Consultant shall provide a monthly invoice itemizing the Services provided in the previous month, and Company shall issue payment within forty-five (45) days of receipt of the invoice.

5. Expenses. The Company will reimburse Consultant for reasonable travel and other expenses incurred in connection with the Services pursuant to the guidelines set forth in the Company’s expense reimbursement policy; provided, reimbursement of any eligible expenses will be paid within 45 days following the Consultant’s written request for such reimbursement; provided further that the Consultant provide such written notice no later than 60 days before the last day of the calendar year following the calendar year in which said expenses were incurred so that the Company can make the reimbursement within the time periods required by Section 409A. The amount of expenses otherwise eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement during any other calendar year. The right to reimbursement will not be subject to liquidation or exchange for any other benefit. Except as approved in advance in writing by the Company, Consultant will be responsible for any other expenses incurred by him in performing Services hereunder.

6. Taxes/Benefits. Since Consultant is an independent contractor, he will be responsible for payment of all federal, state and local taxes with respect to all payments made to him or on his behalf by the Company pursuant to this Agreement, including self-employment taxes. The Company will issue to the Consultant a Form 1099 (or like or similar Internal Revenue Service form) for any fees paid to the Consultant under this Agreement during the term hereof. Similarly, since Consultant is an independent contractor, he will not be eligible to participate in the Company’s active group health insurance, workers’ compensation coverage or other active employee benefits programs.

7. Insurance. Consultant agrees to purchase and maintain at his own expense worker’s compensation insurance, general liability insurance and automobile liability insurance. Certificates of insurance shall be provided to the Company upon request.

8. Patents, Trademarks, Trade Names and Copyrights. The Company owns or has exclusive rights to all patents, trademarks, trade names, copyrights and any other intellectual property applicable to its products and services. During the term of this Agreement, Consultant shall have the right to use in connection with his provision of the Services any of the Company’s trademarks, trade names, copyrights and other intellectual property used in connection with its products and services. Upon termination of this Agreement, Consultant will immediately cease all use of the Company’s trademarks, trade names, copyrights and other intellectual property.

9. Workspace Access. Upon request, the Company will provide Consultant access at its headquarters to workspace upon request, including basic administrative support services when Consultant utilizes workspace. The Company will provide Consultant e-mail access, a laptop and other supplies or services as needed from time to time during the term of this Agreement.

10. Confidential and Inside Information. Consultant acknowledges that prior to and during his engagement he was and will be given access to and may acquire knowledge or Confidential Information and/or Trade Secrets. For purposes of this Agreement, “Confidential Information and/or Trade Secrets” shall include but not be limited to information in any form or medium regarding (i) customers of the Company and persons employed by customers of the Company; (ii) vendors and suppliers of the Company; (iii) pricing structure and profit margins of the Company; (iv) employees of the Company and payroll policies; (v) information relating to the Company’s computer and billing systems; (vi) activities of the Company’s officers, directors, employees and affiliates, (vii) the Company’s production methods, formulations and research and development efforts, and (viii) other proprietary, legal, confidential or secret information relating to the business, services, activities, plans, strategies, negotiations, finances or operating aspects of the Company.

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Consultant shall not during the term of his engagement, unless expressly authorized by the Executive Vice President, President – Global Commercial of the Company or required by law, disclose to any third parties Confidential Information and/or Trade Secrets, and he shall confine his use of Confidential Information and/or Trade Secrets exclusively to carrying out his responsibilities for the Company, Consultant agrees to keep all Confidential Information and/or Trade Secrets entrusted to him in a secure place during his engagement and further agrees not to publish, communicate, divulge, use, or disclose, directly or indirectly, for his own benefit or for the benefit of another, either during or after the term of this Agreement any Confidential Information and/or Trade Secrets.

Upon termination or expiration of this Agreement, Consultant shall immediately return to the Company all Confidential Information and/or Trade Secrets in any written, electronic or other format produced or acquired during the performance of this Agreement and all copies thereof, including handwritten notes, made or derived from that information. Such material is and shall remain the property of the Company.

In addition to access to Confidential Information and/or Trade Secrets, Consultant may also have access to “Inside Information” as set forth in the Company’s Policy on Insider Information and Insider Trading, which is incorporated by reference herein, and with which Consultant shall comply if applicable.

11. Non-Compete, Non-Circumvent and Non-Solicitation. Consultant will not establish or engage in any business that competes or intends to compete with the Company’s business either during the term of this Agreement or for a period of twelve (12) months after the termination of this Agreement. Consultant hereby acknowledges that the fees paid by the Company to Consultant under this Agreement have included the consideration for such twelve month noncompetition obligation. Nothing herein shall prevent Consultant from entering into similar arrangements with others or holding himself out to the public as available to provide consulting services for others, provided that Consultant does not violate the restrictions of this Agreement. In addition, Consultant covenants and agrees that, during the term of this Agreement and for a period of twelve (12) months following the termination thereof, Consultant will not: (a) directly or indirectly induce any customers of the Company to cease doing business with the Company or to patronize any business similar to that of the Company; (b) directly or indirectly request or advise any customer of the Company to withdraw, curtail or cancel such customer’s business with the Company; or (c) directly or indirectly solicit any of the employees of the Company to terminate employment or employ any of the employees of the Company.

12. Remedies for Breach. The parties hereto recognize that Consultant’s Services to be rendered hereunder are of a special and unique character and that in the event of a breach by Consultant of his obligations under this Agreement, the Company shall be entitled to institute and prosecute proceedings in a state or federal court located in Cleveland, Ohio, either in law or in equity, to: (i) obtain damages for any breach of this Agreement; and (ii) enjoin Consultant from further violations. Consultant consents to personal jurisdiction in the state and federal courts located in Cleveland, Ohio, for purposes of such proceedings.

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13. Termination. Either party may terminate this Agreement at any time upon thirty (30) days written notice to the other party. If the Company terminates this Agreement without Good Cause, the Company shall pay to Consultant within thirty (30) days of such termination final earned fees otherwise owed to Consultant and the balance of the monthly payments that would have been paid under this Agreement but for such termination. In addition, either party may terminate this Agreement immediately for “Good Cause”. The Company shall have “Good Cause” to terminate this Agreement if Consultant: (a) materially violates any of the provisions of this Agreement; (b) breaches or fails to perform his obligations under this Agreement; (c) engages in criminal conduct in connection with the performance of his duties hereunder; or (d) becomes involved in insolvency, receivership or bankruptcy proceedings, provided that Good Cause under items (a) and (b) will not exist unless the Consultant fails during a thirty (30) day period following written notice from the Company of the facts and circumstances it alleges give rise to Good Cause to take appropriate corrective action. In the event of a termination by the Company for Good Cause, Company shall pay final earned fees otherwise owed to Consultant within thirty (30) days following termination, provided that Consultant has fulfilled all other obligations under this Agreement. The Consultant may terminate this Agreement if the Company fails to make timely payment of any amount due to Consultant under this Agreement and be paid, within thirty (30) days of such termination, final earned fees otherwise owed to Consultant and the balance of the monthly payments that would have been paid under this Agreement but for such termination.

14. Amendment. This Agreement may not be modified, amended, or waived in any manner except by an instrument in writing signed by both of the parties hereto.

15. Miscellaneous. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and there are no other oral or written agreements or understandings between the parties in respect thereof. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio. This Agreement may be signed in any number of counterparts, and by electronic means. This Agreement may not be assigned by the Consultant without the written consent of the Company.

The Company

By:	/s/ D. J. Gallagher
Title:	Executive V.P., President-Global Commercial
Date:	June 7, 2011

Consultant

/s/ William R. Calfee
Date: June 7, 2011

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